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                                                                   Exhibit 10.28

                           [LETTERHEAD OF DUANE READE]

June 14, 2001


Mr. Bruce E. Schwallie
1497 Hunting Hollow Drive
Hudson, Ohio 44236

VIA: Fax # (330)463-4510
     schwallieb@exec.net
     -------------------

Dear Bruce:

This letter will confirm an offer of employment to you by Duane Reade lnc.

Your initial salary will be $240,000.00 per/year. Future salary increases will be based on demonstrated job performance. Your performance will be reviewed at least every eighteen (18) months.

You will be eligible to join the company's executive benefit program upon beginning employment. You will be eligible to join the Company's 401K program on the first of the month of the quarter following your ninety (90) day anniversary. You will be eligible for three (3) weeks vacation each calendar year.

It is committed that you will join the company's performance incentive plan at fifty percent (50%) of you annual salary. The program is based on the attainment of company performance measures and can be increased to a maximum of one hundred (100%) or decreased based on the actual company results. It is committed that during your first year on the program that you will receive a minimum of sixty thousand dollars ($60,000.00) as incentive- Of course, any incentive payment will be prorated to the number of months in the plan for 2001.

It was also committed that you will be eligible to receive FIFTY thousand (50,000) shares of Duane Reade stock options at a price equivalent to the average trading price for five (5) trading days prior to the first day of your employment. Twenty percent (20%) of the shares will vest at the end of each anniversary of your employment with Duane Reade Inc.

In the unlikely event that the company is sold or management changes control and your position is eliminated for any reason, except justifiable cause, you will be eligible to receive one (1) years salary from the date of your position elimination at your then current rate of pay. During your first year of employment it is also committed that if you leave the Company involuntarily for any reason other than just cause, you will receive one (1) years salary at your then current rate. After one year of employment, in the event
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of involuntary termination of employment initiated by the Company, for other than just cause, the Company agrees to continue your base salary and insurance coverage for six (6) months. Beyond six (6) months, the Company, on a monthly basis, will provide salary and insurance coverage for up to an additional six
(6) months, or until you obtain re-employment, whichever occurs first. ("Just cause" is defined as willful and gross misconduct, theft, or the commission of a felony.)

You will be given a loan of up to seventy-five thousand dollars, ($75,000.00), net, for use as relocation assistance. This money can be used for moving expenses, down payments or deposits etc. This loan will be forgiven on the second anniversary of employment with Duane Reade or if you are terminated for any reason, other than cause, during your first two (2) years of employment. The Company will provide temporary living during relocation for a period of three (3) months. This will be extended month to month after the three months expire, if necessary.

It is stipulated that your initial assignment will be as Senior Vice - President /Merchandising, reporting directly to Mr. Tony Cuti, Chairman/ C.E.O. You will be based at our headquarters, office located at 440 9th Avenue, New York, NY.

1 believe this covers everything. Please do not hesitate to call Gary, Tony or me if you have any questions.


Sincerely,

/s/ Jim Rizzo

Jim Rizzo
Vice President
Human Resources



/s/ Bruce Schwallie 6/21/01
---------------------------
Bruce Schwallie/Date


CC:  Mr. Tony Cuti -- Chairman/C.E.O.
     Mr. Gary Charboneau -- SVP/Sales & Marketing.